Exhibit 99.1
Accelrys Announces Third Quarter 2013 Results

SAN DIEGO, October 30, 2013 - Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the fiscal quarter ended September 30, 2013. Non-GAAP revenue for the quarter ended September 30, 2013 increased $0.9 million to $44.3 million from $43.4 million for the same quarter of the previous year, or an increase of 2.1 percent. Non-GAAP revenue for the nine months ended September 30, 2013 increased $3.3 million to $130.1 million from $126.8 million for the same period of the previous year, or an increase of 2.6 percent.
Non-GAAP net income was $7.9 million, or $0.14 per diluted share, for the quarter ended September 30, 2013, compared to non-GAAP net income of $6.3 million, or $0.11 per diluted share, for the same quarter of the previous year. Non-GAAP net income was $15.2 million for the nine months ended September 30, 2013, compared to non-GAAP net income of $15.1 million, for the same period of the previous year, or $0.27 per diluted share for both periods.
GAAP revenue for the quarter ended September 30, 2013 increased $0.4 million to $40.9 million from $40.5 million for the same quarter of the previous year, or an increase of 1 percent. GAAP revenue for the nine months ended September 30, 2013 increased $3.7 million to $122.1 million from $118.3 million for the same period of the previous year, or an increase of 3.1 percent.
GAAP net loss was $(8.3) million, or $(0.15) per diluted share, for the quarter ended September 30, 2013 compared to GAAP net income of $0.6 million, or $0.01 per diluted share, for the same quarter of the previous year. GAAP net income was $5.8 million, or $0.10 per diluted share, for the nine months ended September 30, 2013 compared to GAAP net loss of $(2.2) million, or $(0.04) per diluted share, for the same period of the previous year. GAAP net income for the nine months ended September 30, 2013 included a one-time gain of $25.9 million, or $0.45 per diluted share, recognized upon the payoff of the promissory note receivable from Intermolecular, Inc. (“Intermolecular”) in May 2013.
“We delivered solid third-quarter financial results and continued to refine the go-to-market approach we implemented at the beginning of this year. This approach along with the previously announced corporate-wide restructuring will allow us to deliver stronger results in the future,” said Accelrys President and CEO Max Carnecchia. “The launch of groundbreaking new products and the addition of ChemSW further expand our portfolio across the entire product lifecycle. We are confident that the market opportunity remains strong and that we are uniquely positioned to create a world-class software company in the scientific innovation lifecycle management category.”

Recent Business Highlights:

•
Acquisition of ChemSW, a leader in environmental health and safety compliance solutions, furthering Accelrys' scientific innovation lifecycle management and sustainability strategies by providing solutions for managing and tracking the source, use and disposal of chemicals along the entire lab-to-plant value chain.

•
Launch of Accelrys Insight and Accelrys Insight for Excel, completing the roll-out of Accelrys' next-generation cheminformatics suite and providing an interactive, collaborative environment for rapid and effective decision-making in drug discovery.

•
Availability of Accelrys’ integrated Predictive Sciences solutions, enabling drug discovery teams to investigate and evaluate hypotheses about the chemical or biological behavior of molecules of therapeutic interest in silico prior to costly experimentation.

•
Launch of Discovery Studio 4.0, the latest release of Accelrys Discovery Studio and a key component of Accelrys’ Predictive Sciences solutions. The software contains the only available commercial version of the widely used CHARMM (Chemistry at Harvard Macromolecular Mechanics) program for molecular dynamics simulation and analysis. The developers of CHARMM were awarded the Nobel Prize in Chemistry this month and Accelrys retains exclusive rights to its commercial use.

•	Hosted the Accelrys Life Sciences Symposium in London, a gathering of leading global life sciences customers, including representatives from BT, GlaxoSmithKline, Medimmune and Merz.

Calendar Year 2013 Outlook
For the year ending December 31, 2013, the Company expects non-GAAP revenue to be between $177 and $179 million, and non-GAAP diluted earnings per share to be between $0.33 and $0.34 per diluted share on fully diluted weighted average shares outstanding of 57 million and using an effective tax rate of 40 percent.
Non-GAAP Financial Measures:
This press release describes financial measures for non-GAAP revenue, operating income, net income, net income per diluted share and free cash flow that exclude deferred revenue fair value adjustments, acquisition-related cost of revenue, business consolidation, restructuring and headquarter-relocation costs, stock-based compensation expense, purchased intangible asset amortization, royalty income fair value adjustments, amortization of note receivable discount, gain on sale of real estate, gain on sale of intellectual property, write-off of lease related assets and other non-operating expense. Additionally, our non-GAAP net income reflects an effective pro-forma tax rate of 40 percent. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles.
Management believes these non-GAAP financial measures provide a useful measure of the Company's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company's ongoing operating performance. Further, management and the Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company's operating performance against internal financial forecasts and budgets. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.
For additional information on the items excluded by the Company from its non-GAAP financial measures please refer to the Form 8-K regarding this release that was furnished today to the Securities and Exchange Commission.

The following table contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands, except per share amounts, including footnotes):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP revenue	$40,877	$40,499	$122,051	$118,332
Deferred revenue fair value adjustment[1]	3,451	2,911	8,027	8,426
Non-GAAP revenue	$44,328	$43,410	$130,078	$126,758

GAAP operating loss	$(8,924)	$(942)	$(22,800)	$(7,851)
Deferred revenue fair value adjustment[1]	3,451	2,911	8,027	8,426
Acquisition-related cost of revenue[2]	—	(454)	(124)	(1,159)
Business consolidation, restructuring and headquarter-relocation costs[3]	9,756	658	13,968	1,262
Stock-based compensation expense[4]	2,282	1,971	6,821	5,610
Purchased intangible asset amortization[5]	4,714	4,215	13,987	12,583
Non-GAAP operating income	$11,279	$8,359	$19,879	$18,871

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Depreciation expense	1,205	851	2,985	2,453
Cash received for interest and royalty income	1,923	2,092	6,639	7,263
Cash paid for income taxes, net of refunds received	(1,038)	(448)	(2,325)	(2,492)
Capital expenditures	(2,283)	(998)	(10,830)	(3,289)
Non-GAAP free cash flow	$11,086	$9,856	$16,348	$22,806

GAAP net income (loss)	$(8,295)	$601	$5,766	$(2,173)
Deferred revenue fair value adjustment[1]	3,451	2,911	8,027	8,426
Acquisition-related cost of revenue[2]	—	(454)	(124)	(1,159)
Business consolidation, restructuring and headquarter-relocation costs[3]	9,756	658	13,968	1,262
Stock-based compensation expense[4]	2,282	1,971	6,821	5,610
Purchased intangible asset amortization[5]	5,119	4,639	15,202	13,854
Royalty income fair value adjustment[6]	—	200	—	600
Amortization of note receivable discount[7]	—	(274)	(685)	(662)
Gain on sale of real estate[8]	—	—	—	(2,744)
Gain on sale of intellectual property[9]	—	—	(25,895)	—
Write-off of lease related assets[10]	—	—	—	670
Other non-operating expense[11]	—	—	33	—
Income tax[12]	(4,429)	(3,909)	(7,937)	(8,616)
Non-GAAP net income	$7,884	$6,343	$15,176	$15,068

GAAP diluted net income (loss) per share	$(0.15)	$0.01	$0.10	$(0.04)
Deferred revenue fair value adjustment[1]	0.06	0.05	0.14	0.15
Acquisition-related cost of revenue[2]	—	(0.01)	—	(0.02)
Business consolidation, restructuring and headquarter-relocation costs[3]	0.17	0.01	0.25	0.02
Stock-based compensation expense[4]	0.04	0.03	0.12	0.10
Purchased intangible asset amortization[5]	0.09	0.08	0.27	0.25
Royalty income fair value adjustment[6]	—	—	—	0.01
Amortization of note receivable discount[7]	—	—	(0.01)	(0.01)
Gain on sale of real estate[8]	—	—	—	(0.05)
Gain on sale of intellectual property[9]	—	—	(0.45)	—
Write-off of lease related assets[10]	—	—	—	0.01
Other non-operating expense[11]	—	—	—	—
Income tax[12]	(0.08)	(0.07)	(0.14)	(0.15)
Non-GAAP diluted net income per share[13]	$0.14	$0.11	$0.27	$0.27

Weighted average shares used to compute net income per share:
Basic	55,660	55,690	55,683	55,767
Diluted	56,905	56,396	56,950	56,532

1Deferred revenue fair value adjustment relates to our acquisitions of ChemSW, Vialis, Aegis, VelQuest and Contur and our merger with Symyx, and adds back the impact of writing down the acquired historical deferred revenue to fair value as required by purchase accounting guidance.
2Acquisition-related cost of revenue relates to our acquisition of VelQuest, and adds back the impact of writing down the acquired deferred cost of revenue as required by purchase accounting guidance.

3Business consolidation, restructuring and headquarter-relocation costs consist of professional services, legal, litigation, employee-related and other costs incurred in connection with our acquisition and related integration activities, as well as lease obligation exit costs, severance and other costs incurred in connection with the various restructuring activities commenced by the Company. Also included are contingent compensation costs relating to the ChemSW, the Vialis and the Contur acquisitions as well as costs associated with our headquarter relocation in July 2013, including professional services and additional rent expense during the transition to the new facility.

4Stock-based compensation expense is included in our consolidated statements of operations as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands)
Cost of revenue	$216	$204	$600	$493
Product development	508	490	1,440	1,246
Sales and marketing	796	438	2,292	1,692
General and administrative	742	891	2,459	2,226
Business consolidation, restructuring and headquarter-relocation costs	20	(52)	30	(47)
Total stock-based compensation expense	$2,282	$1,971	$6,821	$5,610

5Purchased intangible asset amortization is included in our consolidated statements of operations as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands)
Amortization of completed technology	$2,299	$2,108	$6,728	$6,263
Purchased intangible asset amortization	2,415	2,107	7,259	6,320
Royalty and other income, net	405	424	1,215	1,271
Total purchased intangible amortization expense	$5,119	$4,639	$15,202	$13,854

6Royalty income fair value adjustment relates to our merger with Symyx, and adds back the impact of writing down deferred royalty income to fair value as required by purchase accounting guidance.
7Amortization of note receivable discount adjusts the amortization of the discount on our promissory note receivable from Intermolecular in connection with the sale of intellectual property in November 2011.
8Gain on sale of real estate relates to the sale of real property, comprised of land and an office building located in Santa Clara, California, which we sold in June 2012. This property was acquired as a result of our merger with Symyx and was not utilized in our ongoing operations.
9Gain on sale of intellectual property to Intermolecular reflects the gain recognized upon the payoff of the promissory note receivable from Intermolecular in May 2013.
10Write-off of lease related assets relates to the write off in June 2012 of certain assets in connection with exiting the lease of a restructured facility.
11Other non-operating expense for the nine months ended September 30, 2013 relates to loss on disposal of certain fixed assets as a result of the relocation of our corporate headquarters.
12Income tax adjustments relate to adjusting our non-GAAP operating results to reflect an effective tax rate of 40 percent that would be applied if the Company was in a taxable income position and was not able to utilize its net operating loss carryforwards. The income tax adjustment also excludes any impact of a release of our valuation allowance against deferred tax assets.
13Earnings per share amounts for the three months ended September 30, 2013 and 2012 and nine months ended September 30, 2013 do not add due to rounding.

Conference Call Details:

At 5 p.m. ET, October 30, 2013, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial (866) 309-0459 [+1 (937) 999-3232 outside the United States] and enter the access code, 59459146, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at http://ir.accelrys.com/.
A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing (855) 859-2056 [+1 (404) 537-3406 outside the United States] and entering access code, 59459146, beginning 8:00 p.m. ET on October, 30, 2013, through 11:59 p.m. ET on November 30, 2013.

About Accelrys:
Accelrys (NASDAQ: ACCL), a leading provider of scientific innovation lifecycle management solutions, supports industries and organizations that rely on scientific innovation to differentiate themselves. The industry-leading Accelrys Enterprise Platform provides a broad, flexible scientific solution optimized to integrate the diversity of science, experimental processes and information requirements across the research, development, process scale-up and manufacturing phases of product development. By incorporating capabilities in applications for modeling and simulation, enterprise lab management, workflow and automation, and data management and informatics, Accelrys enables scientific innovators to access, organize, analyze and share data in unprecedented ways, ultimately enhancing innovation, improving productivity and compliance, reducing costs and speeding time from lab to market.

Accelrys solutions are used by more than 1,300 customers in the pharmaceutical, biotechnology, energy, chemicals, aerospace, consumer packaged goods and industrial products industries. Headquartered in San Diego, Calif., Accelrys employs more than 200 full time PhD scientists. For more information about Accelrys, visit http://www.accelrys.com.

Forward-Looking Statements:
Statements contained in this press release relating to the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future, including, but not limited to, statements relating to the Company's expected non-GAAP revenue and diluted earnings per share for the year ending December 31, 2013 and statements relating to the Company's long-term prospects and execution of its strategic growth initiatives, are forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks that the Company will not achieve its expected non-GAAP revenue or diluted earnings per share for the year ending December 31, 2013 and/or that the Company will not successfully execute its strategic growth initiatives, in each case due to, among other possibilities, an inability to withstand negative conditions in the global economy or a lack of demand for or market acceptance of the Company's products. Additional risks and uncertainties faced by the Company are contained from time to time in the Company's filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2012, quarterly reports on Form 10-Q and current reports on Form 8-K. Collectively, these risks and uncertainties could cause the Company's actual results to differ materially from those projected in its forward-looking statements, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
Accelrys, Inc.
Michael A. Piraino
Executive Vice President &
Chief Financial Officer
858-799-5200
Investor Relations
MKR Group
Todd Kehrli
323-468-2300
accl@mkr-group.com

ACCELRYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
License and subscription revenue	$20,713	$23,195	$63,475	$66,291
Maintenance on perpetual licenses	9,926	9,600	29,487	28,219
Content	2,373	2,919	7,359	9,494
Professional services and other	7,865	4,785	21,730	14,328
Total revenue	40,877	40,499	122,051	118,332
Cost of revenue:
Cost of revenue	9,662	9,839	32,149	29,734
Amortization of completed technology	2,299	2,108	6,728	6,263
Total cost of revenue	11,961	11,947	38,877	35,997
Gross profit	28,916	28,552	83,174	82,335
Operating expenses:
Product development	8,622	9,658	28,719	28,957
Sales and marketing	13,372	12,765	43,861	40,443
General and administrative	3,655	4,358	12,137	13,251
Business consolidation, restructuring and headquarter-relocation costs	9,776	606	13,998	1,215
Purchased intangible asset amortization	2,415	2,107	7,259	6,320
Total operating expenses	37,840	29,494	105,974	90,186
Operating loss	(8,924)	(942)	(22,800)	(7,851)
Gain on sale of intellectual property	—	—	25,895	—
Royalty and other income, net	1,456	1,863	4,852	7,107
Income (loss) before income taxes	(7,468)	921	7,947	(744)
Income tax expense	827	320	2,181	1,429
Net income (loss)	$(8,295)	$601	$5,766	$(2,173)

Net income (loss) per share amounts:
Basic	$(0.15)	$0.01	$0.10	$(0.04)
Diluted	$(0.15)	$0.01	$0.10	$(0.04)

Weighted average shares used to compute net income (loss) per share
Basic	55,660	55,690	55,683	55,767
Diluted	55,660	56,396	56,950	55,767

ACCELRYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2013	December 31, 2012
	(unaudited)	(audited)
Assets
Cash, cash equivalents, and marketable securities[1]	$125,700	$115,646
Trade receivables, net	20,628	47,196
Notes receivable	9,017	34,796
Other assets, net[2]	217,971	208,204
Total assets	$373,316	$405,842
Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	35,506	37,877
Deferred revenue, including current portion[3]	73,347	89,151
Deferred gain on sale of intellectual property	—	25,895
Non-current liabilities, excluding deferred revenue[4]	16,274	10,098
Total stockholders’ equity	248,189	242,821
Total liabilities and stockholders’ equity	$373,316	$405,842

1Cash, cash equivalents, and marketable securities consist of the following line items in our consolidated balance sheet: Cash and cash equivalents; Restricted cash; Marketable securities; Marketable securities, net of current portion; and Restricted cash, net of current portion.
2Other assets, net, consists of the following line items in our consolidated balance sheet: Prepaid expenses, deferred tax assets and other current assets; Property and equipment, net; Goodwill; Purchased intangible assets, net; and Other assets.
3Total deferred revenue consists of the following line items in our consolidated balance sheet: Current portion of deferred revenue; and Deferred revenue, net of current portion.
4Noncurrent liabilities, excluding deferred revenue consists of the following line items in our consolidated balance sheet: Accrued income tax; Accrued restructuring charges, net of current portion and Lease-related liabilities, net of current portion.